EXHIBIT 99.1

Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Paul Vining Named President of Alpha Natural Resources

Alpha Natural Resources combining mining operations, sales and marketing into expanded leadership role

BRISTOL, VA., April 11, 2012-- Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, announced today the appointment of Paul Vining to the position of president, adding to his current role as chief commercial officer of the company.    In this new role, Vining will continue to have responsibility for sales and marketing, and will add responsibility for Alpha’s mining operations, assuming all the duties of current Alpha president Kurt Kost. Vining will continue reporting to Alpha's CEO Kevin Crutchfield.

Kost is leaving the company following 31 years of service.  He plans to retire in the Bristol area, but will remain with Alpha until the end of May 2012, serving in an advisory capacity to Vining and Crutchfield.

“Paul brings vast leadership experience in the global coal industry to this newly expanded role, and I firmly believe that combining our mining operations with our sales and marketing efforts at this time will create the most effective business model for Alpha and provide new opportunities for growth and synergy,” Crutchfield said.  “Paul has spent his career building successful organizations across the globe in the coal industry, and his experience in this area will help propel Alpha’s continued growth in the years ahead.”

“Kurt has been a tremendous leader for Alpha and his work integrating Foundation Coal and Massey Energy into Alpha operations has been a critical factor in Alpha’s success,” said Crutchfield.  “I appreciate all of his contributions to our Running Right culture and his unrelenting focus on safety and continuous improvement in our operations.”

Vining earned undergraduate degrees in chemistry at the College of William and Mary and mineral engineering at Columbia University, followed by a graduate degree in extractive metallurgy at Columbia, and started his career as an engineer at St. Joe Minerals.  In the early 1980s, he transitioned into sales and marketing, holding positions with AT Massey and two major international oil company coal subsidiaries, Occidental Petroleum and ENI/Italy, focused on international projects and market development.   Vining joined Peabody Energy in 1995, holding various senior commercial leadership positions in sales and trading.   Vining accepted the CEO role with Magnum/Trout Coal in 2006, building a central Appalachian coal company through organic growth and acquisitions which grew to 18 million tons of production in three years.   The company was sold to Patriot Coal in 2008 with Vining remaining as Patriot’s president and chief operating officer.   Vining joined Alpha in 2011 as executive vice-president and chief commercial officer.

About Alpha Natural Resources

With $7.1 billion in total revenue in 2011, Alpha Natural Resources ranks as America's second-largest coal producer by revenue and third-largest by production. Alpha is the nation's largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2011, the company had more than 200 customers on five continents. More information about Alpha can be found on the company’s Web site at www.alphanr.com.

Media Contact

Rick Nida
Tel. 276-739-5304
Email: rnida@alphanr.com